Exhibit 99.1

Investor Relations Chris Allen IR@suncountry.com Media Contact Mediarelations@suncountry.com

SUN COUNTRY AIRLINES ENTERS INTO

REVISED AGREEMENT WITH AMAZON

Eight additional B737-800 aircraft will bring Sun Country cargo fleet to 20

Term extended to 2030 with potential further extension to 2037

MINNEAPOLIS, June 20, 2024 – On June 18, 2024 Sun Country Airlines (NASDAQ: SNCY) signed an Amended and Restated Air Transport Services Agreement with Amazon, extending the contract through 2030 with options to further extend the terms through 2037. Under the amended agreement, Sun Country will operate up to eight additional Boeing 737-800 cargo aircraft beginning in early 2025.

The amended agreement will increase Sun Country’s cargo operation from 12 to up to 20 freighters with the first additional aircraft expected to begin service in the first quarter of 2025. All eight aircraft are expected to be operational by the third quarter of 2025.

“Amazon is an extremely important customer to Sun Country and strong execution on our current cargo services positioned us well to grow our business. We look forward to continuing to provide services to Amazon into the 2030s,” said Jude Bricker, chief executive officer, Sun Country.

About Sun Country

Sun Country Airlines is a new breed of hybrid low-cost air carrier, whose mission is to connect guests to their favorite people and places, to create lifelong memories and transformative experiences. Sun Country dynamically deploys shared resources across our synergistic scheduled service, charter, and cargo businesses. Based in Minnesota, we focus on serving leisure and visiting friends and relatives (“VFR”) passengers and charter customers and providing cargo service to Amazon, with flights throughout the United States and to destinations in Mexico, Central America, Canada, and the Caribbean.

For photos, b-roll and additional company information, visit https://www.stories.suncountry.com/multimedia.

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